ARGENTEX ENGAGES STREETWISE INC. TO BROADEN EXPOSURE TO INVESTORS

Vancouver, B.C., November 24, 2010 - Argentex Mining Corporation (“Argentex” or “Company”) (TSX-V: ATX, OTCBB: AGXM) announces that, effective October 15, 2010, it has engaged Streetwise Inc. (“Streetwise”) to assist Argentex with its efforts to keep investors informed about the Company and its operations.  Streetwise provides an industry-specific website called The Gold Report (www.theaureport.com) and e-newsletters to its subscribers.  The website and e-newsletters feature analysts, portfolio managers and newsletter writers who provide their outlook on specific investment sectors and recommendations for companies in that sector.  The website also features a specific investor summary page for Argentex.

Streetwise is a privately controlled company based in Sonoma, California, managed by Gordon Holmes.  Argentex will pay Streetwise a fee of USD $5,250 for a 90-day term, with an automatic 90-day renewal unless the agreement is cancelled in writing.  The first term will run from October 15, 2010 until January 15, 2011.  No options or other securities have been granted and the agreement is subject to appropriate regulatory approvals.

Argentex is pleased to be working with Streetwise to help broaden its exposure to investors and to communicate the Company’s activities.

About Argentex

Argentex Mining Corporation (www.argentexmining.com) is a Delaware corporation.  It is a junior mining company in the exploration stage with significant holdings in the Patagonia region of Argentina.  In total, the Company owns 100% mineral rights to more than 35 properties with approximately 141,020 hectares of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina, including the Pinguino property.  Shares of Argentex common stock trade on the TSX Venture Exchange under the symbol ATX and on the AGXM on the OTCBB.

FURTHER INFORMATION:

Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.